Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1 of our report dated April 2, 2021, with respect to the financial statements of Dermata Therapeutics, Inc. as of December 31, 2020 and 2019, and for the years then ended (which includes an explanatory paragraph related to the existence of substantial doubt about the Company’s ability to continue as a going concern), and to the reference to us under the heading “Experts” included in this Registration Statement and accompanying prospectus on Form S-1.

/s/    Mayer Hoffman McCann P.C.

San Diego, California

June 10, 2021